EXHIBIT 11


                            COMVERSE TECHNOLOGY, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      THREE MONTHS ENDED
                                                                             APRIL 30, 2000         APRIL 30, 2001
Basic earnings per share:

      Net income                                                              $     56,206          $      78,956
                                                                              ============          =============

Weighted average number of outstanding common shares                               157,163                170,747
                                                                              ============          =============

Basic earnings per share                                                      $       0.36          $        0.46
                                                                              ============          =============


Diluted earnings per share:

      Net income                                                              $     56,206          $      78,956
      Interest expense on 4.5% convertible debentures, net of tax                    3,638                  3,638
                                                                              ------------          -------------

      Adjusted net income                                                     $     59,844          $      82,594
                                                                              ============          =============


Weighted average number of outstanding common shares                               157,163                170,747
Additional shares assuming exercise of stock options                                15,120                  9,149
Additional shares assuming conversion
            of 4.5% convertible debentures                                          13,954                 13,954
                                                                              ------------          -------------


Weighted average number of outstanding common shares
      assuming full dilution                                                       186,237                193,850
                                                                              ============          =============

Diluted earnings per share                                                    $       0.32          $        0.43
                                                                              ============          =============





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